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                                                                   EXHIBIT 99.1

News Release                                          For Immediate Release
                                                      June 19, 1997

Contact:  Tod Chmar, Resurgens                        James H. Sturges, US ONE
(404) 261-6190                                        (972) 376-8520

                           Monica Williamson, Phoenix
                                 (800) 448-0804


  JACK PHILLIPS JOINS PHOENIX NETWORK/US ONE MERGER TO SPEARHEAD NEW ROUND OF
                        TELECOMMUNICATIONS CONSOLIDATION

JUNE 19, 1997--ATLANTA, GA; GOLDEN, CO; DALLAS, TX --Resurgens Capital Group, Inc., a private company controlled by John D. Phillips; Phoenix Network, Inc. (AMEX:PHX) and US ONE Communications Corp. announced today that they have entered into a letter of intent to merge to form a national switch-based long distance company and competitive local exchange carrier (CLEC) with the capacity to offer local dialtone in major markets. The companies also announced that they are in the final stages of negotiations with two other long distance companies with combined annualized revenues in excess of $85 million that may become parties to the merger. However, no definitive agreements have been signed and announcements with regard to these continuing negotiations will be made as appropriate.

Commenting on the merger, John D. Phillips, who will become Chairman and Chief Executive Officer of the surviving entity, said, "Our business plan is a simple one. Using as a base the companies who are parties to the announced merger, we intend to accumulate, through acquisitions and internal growth, a revenue base in excess of $1 billion over the next few years. By combining a number of additional companies and adding their traffic to our US ONE switch-based network, we expect to realize substantial line cost improvements and meaningful reductions in overhead."

Phillips continued, "Equally as important, if not more so, is that the US ONE network gives us the capability to offer local dialtone service as a CLEC, using an in-place, state-of-the-art network, which is where the entire telecommunications industry is heading."

Wallace M. Hammond, President and CEO of Phoenix, said, "We are very excited about the addition of Resurgens to our previously announced merger with US ONE and about Jack Phillips agreeing to become the CEO of the surviving company. He is one of the pioneers of the alternative long distance business and adds tremendous momentum to our previously announced acquisition strategy."

James H. Sturges, Chairman and CEO of US ONE, added, "Jack Phillips was one of the leaders in the first major round of consolidations in the late 1980's and 1990's, having founded and built up ATC and Resurgens Communications Group before they merged with Metromedia Communications Corporation and LDDS (now WorldCom) in 1992 and 1993."

The surviving entity will serve over 50,000 customers and have annualized revenues of approximately $85 million, without accounting for any revenues attributable to other possible acquisitions. Under the letter of intent, the shareholders of Phoenix and US ONE will each own


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39.5% of the surviving entity, and Resurgens Capital Group, Inc. will own 21%.
According to the letter of intent, Resurgens is to arrange interim financing to meet the working capital requirements of the parties prior to the closing. The companies intend to sign a definitive agreement within 30 days and close within 120 days, subject to definitive documentation, appropriate due diligence reviews, the approval of the Boards of Directors of all companies, as well as shareholder, SEC, and regulatory approvals, and the simultaneous closing of sufficient financing to meet the companies' current obligations, to fund the roll-out of the CLEC business, and to finance future acquisitions.

On Tuesday, June 24th at 9:00 am Mountain time, the companies will hold a joint conference call to discuss the merger. Interested parties can participate by calling 800-377-9997. In addition, a recorded version of the call can be accessed for 48 hours following the call by dialing 888-284-4559.

Phoenix Network is an inter-exchange carrier (IXC) which, in addition to its core long distance products and services, offers Internet access, enhanced fax services, international call-back, conference calling, travel cards, debit cards, custom invoices, management reports, and a variety of other products and services. Phoenix Network's World Wide Web address is
<http://www.phoenixnet.com>.

US ONE Communications Corp. is a CLEC which owns and operates a national network of Lucent 5ESS-2000 switches capable of both local and long distance telephone services. The company has obtained CLEC status in ten states including New York, California, Massachusetts, Florida and Illinois.

Resurgens Capital Group, Inc. is a privately held company controlled by Jack Phillips which was formed to pursue investment opportunities in the telecommunications arena. Phillips served as President and CEO of Metromedia International Group, Inc., an international communications media and entertainment company, from November 1995 through December 1996. From April 1994 through November 1995, he was President and CEO of Actava, a $1.2 billion conglomerate, which was merged with Metromedia in November 1995. Phillips was a founder, president, and CEO of Resurgens Communications Group, Inc., a full service telecommunications company, from May 1989 through September 1993. Prior to that, he was a founder and president of Advanced Telecommunications Corporation from 1982 through 1988.

This release contains forward-looking statements that involve risks and uncertainties. The statements may differ materially from actual future events or results. Readers are referred to the documents filed by Phoenix Network, Inc. with the U.S. Securities and Exchange Commission, specifically the most recent reports on Forms 10-K and 10-Q and registration statements on Forms S-3 and S-4, which identify important risk factors that could cause actual results to differ from those contained in the forward-looking statements.